Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

General

Via Transportation, Inc., (which we sometimes refer to as “we”, “us”, “our,” “Via” or “our company”) has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended: our Class A common stock.

The following description summarizes certain important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to our amended and restated certificate of incorporation (the “Charter”) and our amended and restated bylaws (the “Bylaws”), which are included as exhibits to our Annual Report on Form 10-K, and to the applicable provisions of Delaware law.

Our authorized capital stock consists of:

•1,000,000,000 shares of Class A common stock, par value $0.00001 per share (the “Class A common stock”);
•5,808,291 shares of Class B common stock, par value $0.00001 per share (the “Class B common stock”);
•200,000,000 shares of Class C common stock, par value $0.00001 per share (the “Class C common stock” and, collectively with the Class A common stock and the Class B common stock, the “common stock”); and
•10,000,000 shares of preferred stock, par value $0.00001 per share.
Pursuant to our Charter, our board of directors has the authority, without stockholder approval, to issue additional shares of our capital stock. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

We have three classes of authorized common stock: Class A common stock, Class B common stock, and Class C common stock. The rights of the holders of Class A common stock, Class B common stock, and Class C common stock are identical, except with respect to voting, conversion, and transfer rights.

Voting Rights

Each share of our Class A common stock entitles the holder to one vote, each share of our Class B common stock entitles the holder to 10 votes, and shares of our Class C common stock entitle the holder to no voting rights. The holders of our Class A common stock and the holders of our Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our Charter. Delaware law could require holders of our Class A common stock, our Class B common stock, and our Class C common stock to vote separately in the following circumstances:

•if we were to seek to amend our Charter to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•if we were to seek to amend our Charter in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that would affect its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
Our Charter provides that, so long as any shares of our Class B common stock remain outstanding, approval by the holders of a majority of our Class B common stock then outstanding will be required for (i) any amendment to our Charter that would modify the rights of the Class B common stock, (ii) the creation of any series of common stock with dividend or liquidation payment rights senior to those of the Class B common stock, (iii) issuance of any shares of capital stock with rights to more than one vote per share (other than the Class B common stock), (iv) the issuance of any shares of Class B common stock other than to our Chairman and Chief Executive Officer, Daniel Ramot, or (v) changes to the number of authorized shares of Class B common stock.

Our Charter provides that stockholders are not entitled to cumulative voting for the election of directors. As a result, the holders of a majority of our voting power can elect all of the directors then standing for election. Our Charter also establishes a classified board of directors, with the board of directors divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Conversion and Transfer

Each outstanding share of our Class B common stock is convertible at any time, at the option of the holder, into one share of our Class A common stock. Each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers described in our Charter. All outstanding shares of Class B common stock will convert automatically into shares of our Class A common stock on the earliest to occur of (1) September 15, 2040, which is the 15th anniversary of the date of the completion of our initial public offering (the “IPO”), (2) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the date of the death or disability of Mr. Ramot, (3) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the date that the number of shares of Class B common stock or securities convertible into or exchangeable for Class B common stock represents less than 65% of the number of such shares or securities immediately following the completion of our IPO or (4) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the date that Mr. Ramot is no longer providing services to us as an officer, employee, director or consultant for a continuous period of more than 90 days (the “Final Conversion Date”).

Each outstanding share of Class C common stock will convert automatically into one share of Class A common stock following the conversion of all outstanding shares of our Class B common stock into shares of Class A common stock.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A common stock, Class B common stock, and Class C common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution, or winding-up, and upon the completion of the distributions required with respect to any series of preferred stock that may then be outstanding, our remaining assets legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A common stock, Class B common stock, and Class C common stock.

No Preemptive or Similar Rights

Holders of shares of our common stock do not have preemptive, subscription, or redemption rights. There will be no redemption or sinking fund provisions applicable to our common stock.

Fully Paid and Non-assessable

All of the outstanding shares of our Class A common stock and Class B common stock are fully paid and non-assessable.

Preferred Stock

Under the terms of our Charter, our board of directors has the authority, without stockholder approval except as required by the listing standards of NYSE or applicable law, to issue shares of preferred stock in one or more series. Our board of directors has the discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings, and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock.

Choice of Forum

Our Charter provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, stockholders, employees, or agents to us or our stockholders; (iii) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees, or agents arising out of or relating to any provision of the Delaware General Corporation Law (“DGCL”) or our Charter or Bylaws; or (iv) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees, or agents governed by the internal affairs doctrine of the State of Delaware.

Section 22 of the Securities Act of 1933, as amended (the “Securities Act”), creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, our Charter provides that the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, our Charter provides that the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Our Charter also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our Class A common stock will be deemed to have notice of and to have consented to the foregoing provisions; provided, however, that stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. We recognize that the forum selection clause in our Charter may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause in our Charter may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers, employees, or agents, which may discourage such lawsuits against us and our directors, officers, employees, and agents even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Anti-Takeover Provisions

Our Charter and Bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Multi-class Stock

As described above under “—Common Stock—Voting Rights,” our Charter provides for a multi-class common stock structure, which will provide holders of our Class B common stock with the ability to control the outcome of matters requiring stockholder approval, even if such holders own significantly less than a majority of the shares of our outstanding common stock.

Stockholder Action and Special Meetings of Stockholders

Our Charter provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by our stockholders. Our Charter further provides that special meetings of our stockholders may be called only by a majority of our board of directors or the chairman of our board of directors, thus prohibiting stockholders from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Supermajority Requirements for Amendments of our Charter and Bylaws

Certain amendments to our Charter and any amendment to our Bylaws require the approval of holders of 66 2/3% of the outstanding voting power of our capital stock.

Director Vacancies

Our Charter and Bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

Classified Board

Our board of directors is classified into three classes of directors. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Directors Removable Only for Cause

Our Charter provides that stockholders may remove directors only for cause.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval. These additional shares may be used for, among other things, a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with an “interested stockholder.” In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns 15% or more of the outstanding voting stock of the corporation.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 of the DGCL do not apply if:

•the business combination takes place more than three years after the interested stockholder became an “interested stockholder”;
•the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by our board of directors prior to the time that the stockholder became an interested stockholder;
•after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding, other than statutorily excluded shares of common stock; or
•on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Limitation on Liability and Indemnification

Our Charter provides that our directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation is not permitted under the DGCL, as may be amended, or for liability:

•for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•in the case of a director, pursuant to Section 174 of the DGCL;
•for any transaction from which the director derived an improper personal benefit; or
•in the case of an officer, in any action by or in our right.

Our Bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees) to our directors and officers and carry directors’ and officers’ insurance providing for indemnification of our directors and officers for claims based on acts or omissions in their capacities as directors or officers.

We have entered into indemnification agreements with each of our directors and officers that provide for, among other things, indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties, and amounts paid in settlement (with our consent) of any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative. The indemnification agreements also provide for the advancement or payment of all expenses to our directors and officers and for reimbursement of such advanced expenses to us if it is found that such director or officer is not entitled to such indemnification under applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to us, our directors, our officers or persons who control us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Voting and Support Agreement

In connection with our IPO, we entered into that certain Voting and Support Agreement with Exor N.V. (“Exor”) and our Chairman and Chief Executive Officer, Daniel Ramot (the “Voting and Support Agreement”). Pursuant to the Voting and Support Agreement, we have agreed to include one director nominated by Exor (the “Exor Nominee”) on the slate of nominees recommended by our board of directors and use commercially reasonable best efforts to cause the Exor Nominee to be elected to our board of directors. The Voting and Support Agreement also provides that Mr. Ramot will be obligated to vote all shares of common stock held by Mr. Ramot or over which Mr. Ramot has the ability to direct the voting in favor of the Exor Nominee at any regular or special meeting of our stockholders called for the election of directors. The Voting and Support Agreement also provides that, until Mr. Ramot and his affiliates cease to own at least 65% of the number of shares of common stock held by them immediately following the completion of our IPO, Exor is obligated to vote all shares of Class A common stock held by Exor in favor of Mr. Ramot at any regular or special meeting of our stockholders called for the election of directors at which Mr. Ramot is included on the slate of nominees recommended by our board of directors.

The Voting and Support Agreement will terminate upon the earliest to occur of (i) such time that Exor elects to terminate its rights, (ii) such time that Exor ceases to own at least 65% of the number of shares of common stock held by Exor immediately following the completion of our IPO, (iii) the Final Conversion Date or (iv) immediately prior to the consummation of certain change of control transactions.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.